Exhibit 3.1

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Cole Office & Industrial REIT (CCIT II), Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the designation of the Corporation’s Common Stock, $.01 par value per share, to Class A Common Stock, $.01 par value per share. All references in the Charter to “Common Shares” are hereby changed to “Class A Common Shares.”

SECOND: The amendment to the Charter as set forth above has been duly advised and approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer and Treasurer on this 4th day of March, 2016.

ATTEST:		COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.

	/s/ Simon J. Misselbrook	By:	/s/ Glenn J. Rufrano
Name:	Simon J. Misselbrook	Name:	Glenn J. Rufrano
Title:	Chief Financial Officer and Treasurer	Title:	Chief Executive Officer and President